Press Release

Excelerate Energy Announces Changes to Board of Directors

Tyler D. Todd to Join as Newest Board Member

Henry G. Kleemeier Retired from the Board

The Woodlands, TX – October 11, 2024 – Excelerate Energy, Inc. (NYSE: EE) (“Excelerate” or the “Company”) today announced the election of Tyler D. Todd to its Board of Directors, effective October 10, 2024. Henry G. Kleemeier has retired from the Board effective October 9, 2024. Mr. Todd will serve on the Compensation and Nominating and Corporate Governance Committees.

Mr. Todd currently serves as Senior Vice President of Business Development at Kaiser-Francis Oil Company, an upstream oil and gas company owned by George Kaiser, Excelerate Energy’s controlling stockholder, which he joined in 2014. Prior to joining Kaiser-Francis Oil Company, Mr. Todd worked at WPX Energy, Inc. where he held various petroleum engineering roles. Mr. Todd currently serves as a director of Endeavor Natural Gas III (a Kaiser-controlled entity) and as a member of the industry advisory board for the Mewbourne School of Petroleum & Geological Engineering at the University of Oklahoma. Mr. Todd earned a bachelor’s degree from the University of Oklahoma and a master’s degree in business administration from Harvard University.

“We are very pleased that Tyler Todd has agreed to join the Excelerate Board,” said Steven Kobos, President and Chief Executive Officer of Excelerate. “He brings a wealth of operational, technical and strategic planning experience to the Board and we look forward to working with him as the Company continues to expand its presence in both new and existing markets around the world.

“In addition, on behalf of our entire Board, we thank Henry “Buddy” Kleemeier for his important contributions to Excelerate Energy during his time as a Board member. Buddy has been more than a director. For many years, I have regarded Buddy as a paragon of leadership, a mentor and a friend. His keen insights have always made him a valuable sounding board for me and the Excelerate team. We appreciate his service and wish him the best.”

About Excelerate Energy:

Excelerate Energy, Inc. is a U.S.-based LNG company located in The Woodlands, Texas. Excelerate is changing the way the world accesses cleaner forms of energy by providing integrated services along the LNG value chain with the objective of delivering rapid-to-market and reliable LNG solutions to customers. The Company offers a full range of flexible regasification services from FSRUs to infrastructure development to LNG supply. Excelerate has offices in Abu Dhabi, Antwerp, Boston, Buenos Aires, Chattogram, Dhaka, Doha, Dubai, Helsinki, London, Manila, Rio de Janeiro, Singapore, and Washington, DC. For more information, please visit www.excelerateenergy.com.

Contacts

Investors

Craig Hicks

Excelerate Energy

craig.hicks@excelerateenergy.com

Media

Stephen Pettibone / Frances Jeter

FGS Global
Excelerate@fgsglobal.com

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